EXHIBIT 10.1

AMENDED AND RESTATED

CONTRIBUTION AGREEMENT

THIS AMENDED AND RESTATED CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of August 5, 2013, but effective as of June 10, 2013, by and between Synergy Pharmaceuticals Inc., a Delaware corporation (“Parent”), and ContraVir Pharmaceuticals, Inc., a Delaware corporation (the “Company”).  Certain capitalized terms used but not otherwise defined herein are intended to have the meanings given to them in EXHIBIT A attached hereto.

RECITALS

WHEREAS, Parent and Company are parties to that certain contribution agreement, dated June 10, 2013 (the “Existing Agreement”);

WHEREAS, pursuant to the Existing Agreement, Parent transferred to the Company the business being conducted by Parent consisting of the research, development, product design and related activities of Parent relating solely to the research, development, product design and related activities of FV-100, the valyl ester pro-drug of Cf1743, a bicyclic nucleoside analogue (collectively, the “Business”) by effecting the contribution to the Company of all of the Acquired Assets (as defined below) in exchange for the: (i) issuance to Parent of 9,000,000 shares of the common stock, par value $0.001 per share of the Company (the “Common Stock”), representing 100% of the outstanding shares of Common Stock as of immediately following such issuance; and (ii) assumption by the Company of the Assumed Liabilities (as defined below) (collectively, the “Transaction”); and

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Parent and Company hereby agree that the Existing Agreement is amended and restated in its entirety as follows:

ARTICLE I
CONTRIBUTION

SECTION 1.01.  Contribution.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent shall contribute, transfer, convey and deliver to the Company, and the Company shall acquire and accept from Parent, all the right, title and interest of Parent in, to and under the Acquired Assets.

(b)                                 In consideration of the contribution, transfer, conveyance and delivery by Parent of the Acquired Assets, the Company shall: (i) issue to Parent 9,000,000 shares of Common Stock, representing 100% of the outstanding shares of Common Stock as of immediately following such issuance; and (ii) assume the Assumed Liabilities.

SECTION 1.02.  Transfer of Assets.

(a)                                 The term “Acquired Assets” means all of Parent’s right, title and interest in, to and under those certain assets identified below (which the parties hereto acknowledge and agree shall include all BMS Acquired Assets but shall not include any Excluded Assets):

(i)                                    the following (collectively, the “Transferred Intellectual Property”):

(A)                               the patents, patent applications and statutory invention registrations of Parent identified in Section 1.02(a)(i)(A) of the Parent Disclosure Schedule, together with any reissues, divisions, continuations, continuations-in-part, extensions, provisional or supplemental protection certificates, renewals and reexaminations thereof (collectively, the “Transferred Patents”);

(B)                               the trademark registrations, trademark applications, service mark registrations, service mark applications and domain name registrations of Parent identified in Section 1.02(a)(i)(B) of the Parent Disclosure Schedule, together with all extensions and renewals thereof and all goodwill associated therewith;

(C)                               the copyright registrations of Parent identified in Section 1.02(a)(i)(C) of the Parent Disclosure Schedule, together with all extensions and renewals thereof; and

(D)                               all Product Formulae and Manufacturing Knowhow of Parent (collectively, the “Technology”) that are exclusively related to the Product, in each case to the extent transferable in light of legal, contractual and practical considerations;

provided, however, that the parties acknowledge and agree that the Transferred Intellectual Property shall: (i) include all assets defined as “Transferred  Intellectual Property” in the BMS Purchase Agreement; but (ii) not include any Excluded Intellectual Property;

(ii)                                all raw materials (including all bulk active pharmaceutical ingredients for the Product), works-in-progress, components, supplies and other inventories (including items in transit, on consignment, or covered by open purchase orders or in the possession of any third party) used or held for use by Parent solely in, or arise solely out of, the conduct of the Business on the Closing Date, to the extent transferable in light of legal, contractual and practical considerations (collectively, the “Transferred Inventory”); provided, however, that the parties acknowledge and agree that the Transferred Intellectual Property shall: (i) include all assets defined as “Transferred  Inventory” in the BMS Purchase Agreement; but (ii) not include any Excluded Intellectual Property;

(iii)                            all contracts, leases, subleases, indentures, licenses, agreements, commitments and all other legally binding arrangements (including binding purchase orders outstanding as of the Closing Date), whether written or oral (“Contracts”), to which Parent is a party or by which any of the Acquired Assets is bound, that are used solely in, or related solely to, the conduct of the Business, including the BMS Purchase Agreement and the Contracts set forth in Section 4.06 of the Parent Disclosure Schedule, and in each case to the extent transferable in light of legal, contractual and practical considerations (collectively, the “Transferred Contracts”); provided, however, that that the parties acknowledge and agree that the Transferred Contracts shall: (i) include all Contracts defined as “Transferred  Contracts” in the BMS Purchase Agreement; but (ii) not include any Excluded Contracts;

(iv)                             all licenses, permits, authorizations and approvals (including NDAs, BLAs and MAAs, if any) from any Governmental Entity (other than Environmental Permits) (“Permits”) of Parent that are used solely in the conduct of the Business or related solely to any of the Acquired Assets, including the Permits identified in Section 1.02(a)(iv) of the Parent Disclosure Schedule, to the extent transferable in light of legal, contractual and practical considerations (collectively, the “Transferred Permits”); provided, however, that the parties acknowledge and agree that the Transferred Permits shall: (i) include all Permits defined as “Transferred  Permits” in the BMS Purchase Agreement; but (ii) not include any Excluded Permits;

(v)                                 all Environmental Permits of Parent that are used solely in the conduct of the Business, including the Environmental Permits identified in Section 1.02(a)(v) of the Parent Disclosure Schedule (collectively, the “Transferred Environmental Permits”); provided, however, that the parties acknowledge and agree that the Transferred Environmental Permits shall: (i) include all Environmental Permits defined as “Transferred  Environmental Permits” in the BMS Purchase Agreement; but (ii) not include any Excluded Environmental Permits;

(vi)                             all books and records (or portions of books and records), including laboratory books, and preclinical and clinical studies lists (in all cases, in any form or medium) (“Records”), of Parent that relate solely to, or that arise solely out of, the conduct of the Business, in each case in existence on the Closing Date and within the possession and control of Parent and to the extent transferable in light of legal, contractual and practical considerations (collectively, the “Transferred Records”);  provided, however, that the parties acknowledge and agree that the Transferred Records shall: (i) include all Records defined as “Transferred  Records” in the BMS Purchase Agreement; but (ii) not include any Excluded Records;

(vii)                         all proprietary rights of Parent to the information, materials, data and work product proprietary to Parent in respect of research and development activities and preclinical and clinical trials conducted or being conducted solely for use in connection with the conduct of the Business, in each case to the extent transferable in light of legal, contractual and practical considerations; and

(viii)                     all tangible personal property and interests therein, including equipment and furnishings (“Personal Property”) of Parent listed in Section 1.02(a)(viii) of the Parent Disclosure Schedule (collectively, the “Transferred Personal Property”);  provided, however, that the parties acknowledge and agree that the Transferred Personal Property shall include all Personal Property defined as “Transferred  Personal Property” in the BMS Purchase Agreement.

(b)                                 The term “Excluded Assets” means:

(i)                                    all cash and cash equivalents of Parent;

(ii)                                all Accounts Receivable;

(iii)                            (A) all intellectual property of Parent, other than the Transferred Intellectual Property, including the intellectual property identified in Section 1.02(b)(iii) of the Parent Disclosure Schedule and (B) all Technology of Parent other than the Technology included in the Transferred Intellectual Property, including all Product Formulae, Manufacturing Knowhow and packaging specifications which are not exclusively related to the Product (collectively, the “Excluded Intellectual Property”);

(iv)                             all raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories of Parent other than the Transferred Inventory, including the items identified in Section 1.02(b)(iv) of the Parent Disclosure Schedule (collectively, the “Excluded Inventory”);

(v)                                 all credits, deferred charges, and prepaid items of Parent (collectively, the “Excluded Miscellaneous Rights”);

(vi)                             all Contracts, including the Contracts identified in Section 1.02(b)(vi) of the Parent Disclosure Schedule, to which Parent is a party other than the Transferred Contracts described in Section 1.02(a)(iii) (collectively, the “Excluded Contracts”);

(vii)                         all Permits of Parent other than the Transferred Permits (collectively, the ‘‘Excluded Permits”) and all Environmental Permits of Parent other than the Transferred Environmental Permits (collectively, the “Excluded Environmental Permits”);

(viii)                     all of the following: (A) any and all books and records prepared and maintained by Parent, including financial records, laboratory books, batch records and stability studies, that do not relate exclusively to the Product, (B) any and all Tax records that relate to Taxes that constitute Excluded Tax Liabilities, (C) any and all records to the extent related to any Excluded Assets or Excluded Liability, (D) any and all books and records prepared in connection with the Transaction including bids received from other parties and analyses relating to the Product, and (E) any and all books and records, files, correspondence or other Records of Parent or its Affiliates other than the Transferred Records (collectively, the “Excluded Records”);

(ix)                             all rights, claims and credits of Parent to the extent relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Parent in respect of any other Excluded Asset or any Excluded Liability;

(x)                                 any refund or credit of Taxes attributable to any Excluded Tax Liability;

(xi)                             all insurance policies and insurance contracts insuring the Product or the Acquired Assets, together with any claim, action or other right Parent might have for insurance coverage under any past and present policies and insurance contracts insuring the Product or the Acquired Assets, in each case including any proceeds received from any such policy or contract prior to, on or after the Closing Date;

(xii)                         all rights of Parent under this Agreement, the Other Transaction Documents and the other agreements and instruments executed and delivered in connection with this Agreement;

(xiii)                     all land, buildings, improvements and fixtures thereon owned or leased by Parent, including the leaseholds, sub-leaseholds and other interests in real property listed in Section 1.02(b)(xiii) of the Parent Disclosure Schedule;

(xiv)                      all tangible personal property and other fixed assets and interests therein, including all equipment, furnishings, furniture and fixtures, owned or leased by Parent, including the tangible personal property and other fixed assets and interests therein, including all equipment, furnishings, furniture and fixtures listed in Section 1.02(b)(xiv) of the Parent Disclosure Schedule, and any warranty rights applicable to such tangible personal property, fixed assets and equipment other than the Transferred Personal Property (collectively, the “Excluded Personal Property”); and

(xv)                          except to the extent identified in a subsection of Section 1.02(a) of the Parent Disclosure Schedule as included in the Acquired Assets, all other properties, assets, goodwill and rights of Parent of whatever kind and nature, real, personal or mixed, tangible or intangible, that are not used, held for use or intended to be used exclusively in connection with, or that do not arise exclusively out of, the Product or the Acquired Assets.

SECTION 1.03.  Assumed Liabilities.

(a)                                 Upon the terms and subject to the conditions of this Agreement, the Company  shall assume, effective as of 12:00:01 a.m. on the Closing Date, and from and after the Closing the Company shall pay, perform and discharge when due, all of the following liabilities, obligations and commitments (“Liabilities”) of Parent (which the parties hereto acknowledge and agree shall include all BMS Assumed Liabilities but shall not include any Excluded Liabilities) (the “Assumed Liabilities”);

(i)                                    all Accounts Payable, accrued expenses and other current liabilities arising out of or relating to the Product, the Acquired Assets or the Business arising on or after the Closing Date;

(ii)                                all Liabilities in respect of any lawsuits, claims, actions or proceedings arising out of or relating to the manufacture, production, marketing, commercialization, distribution or sale of the Product or the ownership, sale, lease or use of any of the Acquired Assets prior to, on or after the Closing Date;

(iii)                            all Liabilities for warranty claims and product liability or similar claims, including all suits, actions or proceedings relating to any such Liabilities, arising out of or relating to the Product) whether arising prior to, on or after the Closing Date;

(iv)                             all Liabilities for Taxes arising out of or relating to or in respect of the Product or any Acquired Asset for any Post-Closing Tax Period, other than any Excluded Tax Liabilities;

(v)                                 all Liabilities for transfer, documentary, sales, use, registration, value added and other similar Taxes and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, any of the Other Transaction Documents or the transactions contemplated hereby and thereby (“Transfer Taxes”);

(vi)                             all Environmental Liabilities to the extent arising out of or relating to the conduct of the Business or the Acquired Assets or the ownership, sale or lease of any of the Acquired Assets, whether arising prior to, on or after the Closing Date;

(vii)                         all Liabilities under or otherwise to the extent arising out of or relating to the Transferred Permits, whether arising prior to, on or after the Closing Date; and

(viii)                     all other Liabilities of Parent of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to the conduct of the Business, the Product or Acquired Assets or the ownership, sale or lease of any of the Acquired Assets, whether arising prior to, on or after the Closing Date, including all Liabilities arising under the BMS Purchase Agreement and any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

(b)                                 Notwithstanding any other provision of this Agreement, the Company shall not assume any Excluded Liability, each of which shall be retained and paid, performed and discharged when due by Parent.  The term “Excluded Liability” means:

(i)                                    all Liabilities, to the extent related to or arising out of any Excluded Asset;

(ii)                                any Tax payable with respect to any business, asset, property or operation of Parent (including any Taxes relating to or arising out of the Acquired Assets) for any Pre-Closing Tax Period, other than any Tax for which the Company is responsible pursuant to Section 8.04 (“Excluded Tax Liability”); and

(iii)                            all Accounts Payable other than the accounts payable, accrued expenses and other current liabilities assumed pursuant to Section 1.03(a)(i).

(c)                                  Each of Parent’s and the Company’s obligations under this Section 1.03 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty, covenant or agreement contained in this Agreement or any Other Transaction Document or any right or alleged right to indemnification hereunder.

SECTION 1.04.  Risk of Loss.  Until the Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence shall be the sole responsibility of Parent.  On the Closing Date, title to the Acquired Assets shall be transferred to the Company and the Company shall thereafter bear all risk of loss associated with the Acquired Assets and be solely responsible for procuring adequate insurance to protect the Acquired Assets against any such loss; provided, however, that the Company’s responsibility under this Section 1.04 is not contingent on the Company’s ability to procure adequate insurance.

SECTION 1.05.  Consents of Third Parties.

(a)                                 Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset (including any Contract or Permit) or any claim, right or benefit arising under or resulting from any such asset (including any Contract or Permit), claim, right or benefit arising under or resulting from such asset (including any Contract or Permit) if the assignment or transfer thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset (including any Contract or Permit), claim, right or benefit, or, upon assignment or transfer, would in any way adversely affect the rights of Parent or, upon transfer, the Company.  If any transfer or assignment by Parent to, or any assumption by the Company of, any interest in, or liability, obligation or commitment under, any asset (including any Contract or Permit), or any claim, right or benefit requires the consent of a third party, then such transfer or assumption shall be made subject to such consent being obtained.

(b)                                 If any such consent is not obtained prior to the Closing, Parent and the Company shall cooperate (each at their own expense) in any lawful and reasonable arrangement reasonably proposed by the Company under which the Company shall obtain the economic claims, rights and benefits under the asset (including any Contract or Permit) or related claim, right or benefit with respect to which the consent has not been obtained in accordance with this Agreement.  Such reasonable arrangement may include: (i) the subcontracting, sublicensing or subleasing to the Company of any and all rights of Parent against the other party to such third-party agreement arising out of a breach or cancellation thereof by the other party; and (ii) the enforcement by Parent of such rights.

(c)                                  Notwithstanding that the laptops, desktops and other computer hardware included as part of the Transferred Personal Property have (and will at closing have) installed on them certain Parent and third party operating systems and software, the Company hereby acknowledges and agrees that the Acquired Assets do not include ownership of, or any licenses or other rights to use, any such operating systems or software, and that Parent has not and does not intend to complete a software license or other transfer with respect to any such operating systems or software.  The Company further agrees that it shall be fully responsible for obtaining any and all licenses or other rights required to continue to use such operating systems and software, and to otherwise comply with all Applicable Laws, in each case from and after the Closing Date.

SECTION 1.06.  Refunds and Remittances.

(a)                                 After the Closing, if Parent receives: (i) any refund or other amount which is an Acquired Asset or is otherwise properly due and owing to the Company in accordance with the terms of this Agreement; or (ii) any refund or other amount which is related to claims or other matters for which the Company is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to the Company in accordance with the terms of this Agreement, Parent promptly shall remit, or shall cause to be remitted, such amount to the Company at the address set forth in Section 11.06.

(b)                                 After the Closing, if the Company receives: (i) any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Parent in accordance with the terms of this Agreement; or (ii) any refund or other amount which is related to claims or other matters for which Parent is responsible hereunder, and which amount is not an Acquired Asset, or is otherwise properly due and owing to Parent in accordance with the terms of this Agreement, the Company promptly shall remit, or shall cause to be remitted, such amount to Parent at the address set forth in Section 11.06.

ARTICLE II
CLOSING

SECTION 2.01.  Closing.

(a)                                 The closing of the Transaction (the “Closing”) shall take place on the date hereof and shall be held at the offices of Parent located at 420 Lexington Avenue, Suite 2012, New York, NY 10170.  The date on which the Closing shall occur is hereinafter referred to as the “Closing Date”.  For purposes of this Agreement, the Closing shall be deemed effective at 12:00:01 a.m. on the Closing Date.

(b)                                 At the Closing, the Company shall deliver to Parent:

(i)                                    a stock certificate representing the shares of Common Stock to be issued to Parent pursuant to Section 1.01(b);

(ii)                                the Assumption Agreement and such other instruments of assumption and such other instruments and documents as Parent may reasonably request to effect or evidence the acquisition of the Acquired Assets and the assumption of the Assumed Liabilities;

(iii)                            an executed counterpart of the IP Assignment Documents with respect to the Transferred Intellectual Property; and

(iv)                             the certificate required to be delivered by the Company under Section 3.02(a) duly executed by an authorized officer of the Company.

(c)                                  At the Closing, Parent shall deliver to the Company;

(i)                                    the Bill of Sale and such other instruments and documents as the Company may reasonably request to effect or evidence the transfer to the Company of the Acquired Assets;

(ii)                                an executed counterpart of the IP Assignment Documents with respect to the Transferred Intellectual Property; and

(iii)                            the certificate required to be delivered by Parent under Section 3.01(a) duly executed by an authorized officer of Parent.

ARTICLE III
CONDITIONS TO CLOSING

SECTION 3.01.  Conditions to Obligations of the Company.  The obligation of the Company to effect the Transaction is subject to the satisfaction (or written waiver by the Company) as of the Closing of the following conditions:

(a)                                 The representations and warranties of Parent made in this Agreement shall be true and correct in all material respects as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and Parent shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Parent by the time of the Closing.  Parent shall have delivered to the Company a certificate dated as of the Closing Date and signed by an authorized officer of Parent confirming the foregoing.

(b)                                 No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any federal, state or local government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or instrumentality, including the FDA, the EMEA or any successor agency thereto which has the responsibility over the development and commercialization of the Product (a “Governmental Entity”), or other legal restraint or prohibition shall be in effect preventing the Transaction.

(c)                                  Other Transaction Documents.  Parent shall have executed and delivered to the Company the Other Transaction Documents to which Parent is a party.

SECTION 3.02.  Conditions to Obligation of Parent.  The obligation of Parent to effect the Transaction is subject to the satisfaction (or written waiver by Parent) as of the Closing of the following conditions:

(a)                                 The representations and warranties of the Company made in this Agreement shall be true and correct in all material respects as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and the Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company by the time of the Closing.  The Company shall have delivered to Parent a certificate dated the Closing Date and signed by an authorized officer of the Company confirming the foregoing.

(b)                                 No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity, or other legal restraint or prohibition shall be in effect preventing the Transaction.

(c)                                  The Company shall have executed and delivered to Parent the Other Transaction Documents to which the Company is a party.

SECTION 3.03.  Frustration of Closing Conditions.  Neither the Company nor Parent may rely on the failure of any condition set forth in this Article III to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its best efforts to cause the Closing to occur, as required by Section 8.02.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in Parent Disclosure Schedule attached hereto (the “Parent Disclosure Schedule”), Parent hereby represents and warrants to the Company as follows:

SECTION 4.01.  Authority.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Parent has all requisite corporate power and authority to enter into this Agreement and to enter into the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby.  All corporate acts and other proceedings required to be taken by Parent to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken.  This Agreement has been duly executed and delivered by Parent and, assuming this Agreement has been duly authorized, executed and delivered by the Company, constitutes, and the Other Transaction Documents on the Closing Date will be duly executed and delivered by Parent, and upon the due authorization, execution and delivery by each other party to the Other Transaction Documents will constitute, a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its and their terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 4.02.  No Conflicts; Consents.

(a)                                 The execution and delivery of this Agreement by Parent do not, and the execution and delivery of the Other Transaction Documents to which it is, or is specified to be, a party by Parent will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms and conditions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any liens, claims, encumbrances, security interests, options, charges or restrictions of any kind (“Liens”) upon any of the Acquired Assets under, any provision of: (i) its certificate of incorporation or bylaws; (ii) any Contract to which Parent is a party or by which any of its properties or assets are bound; or (iii) any judgment, order, or decree, or, subject to the matters referred to in paragraph

(b) below, Applicable Law, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(b)                                 To the knowledge of Parent, no material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement, the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby other than: (i) those that may be required solely by reason of the Company’s (as opposed to any other third party’s) participation in the transactions contemplated hereby or by the Other Transaction Documents; and (ii) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make or obtain which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

SECTION 4.03.  Taxes.

(a)                                 For purposes of this Agreement: (i) “Tax” or “Taxes” shall mean all federal, state, local and foreign taxes and similar assessments (other than Transfer Taxes), including all interest, penalties and additions imposed with respect to such amounts; (ii) “Pre-Closing Tax Period” shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date; and (iii) “Post-Closing Tax Period” shall mean all taxable periods beginning and ending after the Closing Date and the portion beginning on the day after the Closing Date of any Straddle Period.

(b)                                 No material Tax liens have been filed and no material claims are being asserted in writing with respect to any Taxes due with respect to the Acquired Assets.

SECTION 4.04.  Good and Valid Title.  Parent has, or as of the Closing Date will have, good and valid title to all material Acquired Assets (other than Transferred Inventory covered by open purchase orders), in each case free and clear of all Liens, except: (i) such as are set forth in Section 4.04 of the Parent Disclosure Schedule; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business or Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and Liens for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty; and (iii) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the Acquired Assets to which they relate (the Liens described in clauses (i), (ii) and (iii) above are hereinafter referred to collectively as “Permitted Liens”).  This Section 4.04 does not relate to Intellectual Property or Contracts, such items being the subjects of Section 4.05 and Section 4.06, respectively.

SECTION 4.05.  Intellectual Property.

(a)                                 Parent owns, or as of the Closing Date will own, free and clear of all Liens (except to the extent the Transferred Intellectual Property may be licensed from third parties), the material Transferred Intellectual Property, and the consummation of Transaction will not conflict with, alter or impair any such rights in any material respect.  The Transferred Intellectual Property constitutes all of the Intellectual Property owned by or in-licensed by Parent relating solely to the Product.  As of the date of this Agreement, no claims are pending or, to the knowledge of Parent, threatened in writing against Parent by any person with respect to the ownership, validity or enforceability of any material Transferred Intellectual Property.

(b)                                 Parent has not granted any material options, licenses or agreements relating to the Transferred Intellectual Property, except non-exclusive implied licenses to end-users in the ordinary course of business.  To the knowledge of Parent, Parent is not as of the date hereof bound by or a party to any material options, licenses or agreements of any kind constituting part of the Acquired Assets relating to the intellectual property of any other person, except for agreements relating to computer software licensed to Parent or its Affiliates in the ordinary course of business.

(c)                                  To the knowledge of Parent, there are no patents, patent applications or statutory registrations of Parent which were owned by Inhibitex as of closing date of the acquisition of Inhibitex by BMS (i.e., February 13, 2012) and relate solely to the Product which are not included as part of the Transferred Patents.

SECTION 4.06.  Contracts.

(a)                                 Section 4.06 of the Disclosure Schedule sets forth each Transferred Contract that is or contains:

(i)                                    a covenant by Parent not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) or other covenant restricting the research, development, manufacture, marketing or distribution of the Product that materially impairs the such activities as the Business is currently conducted;

(ii)                                an agreement, contract or other arrangement with Parent; provided, however, that the foregoing shall be deemed not to include any Other Transaction Document or any agreement, contract or other arrangement that will expire or be terminated at or prior to Closing;

(iii)                            (A) a continuing contract for the future purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice); (B) a management, service, consulting or other similar type of contract (other than contracts for services in the ordinary course of business); or (C) an advertising agreement or arrangement, in any such case which has an aggregate future liability to any person in excess of $100,000 and is not terminable by Parent by notice of not more than one hundred and eighty (180) days for a cost of less than $100,000;

(iv)                             a material license, option or other agreement relating in whole or in part to the Transferred Intellectual Property (including any license or other agreement under which Parent is licensee or licensor of any such Transferred Intellectual Property); or

(v)                                 any other agreement, contract, lease, license, commitment or instrument to which Parent is a party and by or to which any of the Product or the Acquired Assets or Business is bound by or subject to, in each case which has an aggregate future liability to any person in excess of $100,000 and is not terminable by Parent by notice of not more than one hundred and eighty (180) days for a cost of less than $100,000.

(b)                                 Except as set forth in Section 4.06 of the Parent Disclosure Schedule, each Transferred Contract set forth in Section 4.06 of the Parent Disclosure Schedule is valid, binding and in full force and effect and, to the knowledge of Parent, is enforceable by Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies and except to the extent that the failure of a Transferred Contract to be valid, binding and in full force and effect would not be reasonably likely to have a Material Adverse Effect.  Parent has performed in all material respects all material obligations required to be performed by it to date under the Transferred Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Parent, no other party to any of the Transferred Contracts set forth in Section 4.06 of the Parent Disclosure Schedule, as of the date of this Agreement, is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, except to the extent that such breach or default would not be reasonably likely to have a Material Adverse Effect.

SECTION 4.07.  Transferred Permits.  During the past three (3) years, Parent has not received written notice of any suit, action or proceeding relating to the revocation or modification of any Transferred Permit the loss of which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 4.08.  Litigation.  To the knowledge of Parent, there are no lawsuits or claims pending as of the date of this Agreement, with respect to which Parent has been contacted in writing by counsel for the plaintiff or claimant, against any Acquired Asset and which: (i) involve an uninsured claim of, or which involve an uninsured unspecified amount which would reasonably be expected to result in a liability of, more than $100,000; (ii) seek any material injunctive relief; or (iii) seek any legal restraint on or prohibition against the Transaction.  To the knowledge of Parent, as of the date of this Agreement, Parent is not a party or subject to or in default under any material judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to the Product or any material Acquired Asset.

SECTION 4.09.  Compliance with Applicable Laws.  To the knowledge of Parent, Parent is in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity (“Applicable Laws”), including those relating to occupational health and safety, except for instances of noncompliance that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.  Parent has not received during the two (2) years prior to the date hereof any written communication from a Governmental Entity that alleges that Parent is in violation of any Applicable Laws except for any such violations that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.  This Section 4.09 does not relate to matters with respect to Taxes, which are the subject of Section 4.03, or environmental matters, which are the subject of Section 4.10.

SECTION 4.10.  Environmental Matters.  To the knowledge of Parent: (i) Parent (in each case solely to the extent related to the Business or the Acquired Assets) and the Acquired Assets are in compliance with all applicable Environmental Laws; (ii) Parent has not received prior to the date hereof, any written communication from a Governmental Entity that alleges that Parent is in violation of any applicable Environmental Law in connection with the conduct of the Business, the substance of which communication has not been resolved, or that it is a potentially responsible party under the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”) (in each case, solely to the extent related to the Business or Acquired Assets); and (iii) there are no pending or, to the knowledge of Parent, threatened lawsuits, actions, arbitrations, claims, complaints or other proceedings against Parent relating to non-compliance with applicable Environmental Laws, to exposure to Hazardous Materials or to a Release of Hazardous Material (in each case, solely to the extent related to the Business or the Acquired Assets).  Except as specifically provided in Section 4.02, the representations and warranties made in this Section 4.10 are Parent’s exclusive representations and warranties relating to environmental matters.

SECTION 4.11.  Absence of Changes or Events.  Subject to the matters set forth in the Parent Disclosure Schedule, including Section 4.11 thereof, since August 17, 2012, there has not been any event, occurrence or development that has resulted in a Material Adverse Effect.  The Company acknowledges that there has been and will continue to be a disruption to the conduct of the Business as a result of the announcement by Parent of its intention to sell the Product and the Acquired Assets and as a result of the execution and delivery of this Agreement and the consummation of the Transaction, and the Company agrees that such disruptions do not and shall not constitute a breach of this Section 4.11 or of Section 5.02.

SECTION 4.12.  Accredited Investor.  Parent is an “accredited investor” within the meaning of Rule 501, as presently in effect, of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

SECTION 4.13.  DISCLAIMER.  THE COMPANY ACKNOWLEDGES THAT EXCEPT AS SET FORTH IN THIS ARTICLE IV, NEITHER PARENT NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE ACQUIRED ASSETS, THE PRODUCT, ANY OTHER ASPECT OF THE BUSINESS, OR THE ACCURACY AND COMPLETENESS OF ANY INFORMATION REGARDING THE ACQUIRED ASSETS FURNISHED OR MADE AVAILABLE TO THE COMPANY AND ITS REPRESENTATIVES AND THE COMPANY HAS NOT RELIED ON ANY REPRESENTATION FROM PARENT OR ANY OTHER PERSON WITH RESPECT TO THE ACQUIRED ASSETS, THE PRODUCT, ANY ASPECT OF THE BUSINESS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE ACQUIRED ASSETS FURNISHED OR MADE AVAILABLE TO THE COMPANY AND ITS REPRESENTATIVES IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV.  THE COMPANY ACKNOWLEDGES THAT SHOULD THE CLOSING OCCUR, THE COMPANY SHALL ACQUIRE THE ACQUIRED ASSETS WITHOUT ANY REPRESENTATION AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND THE COMPANY SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE COMPANY GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY LIENS, THAT ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED AND THAT ANY REQUIREMENTS OF APPLICABLE LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE V
COVENANTS OF PARENT

Parent covenants and agrees as follows:

SECTION 5.01.  Access.  From the date hereof to the Closing, Parent shall give the Company and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable advance notice, to the Acquired Assets; provided, however, that such access: (i) does not unreasonably disrupt the normal operations of Parent; (ii) would not be reasonably expected to violate any attorney-client privilege of Parent or violate any Applicable Law; and (iii) would not reasonably be expected to breach any duty of confidentiality owed to any person whether the duty arises contractually, statutorily or otherwise.

SECTION 5.02.  Ordinary Conduct.

(a)                                 From the date hereof until the Closing, Parent shall cause the distribution and sale of the Product to be conducted in all material respects in the ordinary course in substantially the same manner as conducted as of the date hereof and shall make all reasonable efforts consistent with current practices to preserve the relationships with customers, suppliers, distributors and others with whom Parent has a material business relationship with respect to the Product.

(b)                                 From the date hereof until the Closing, Parent shall not do any of the following in connection with the Acquired Assets without the prior written consent of the Company:

(i)                                    permit, allow or suffer any Acquired Asset to become subjected to any Lien of any nature whatsoever which would have been required to be set forth in Section 4.04 or 4.05 of the Parent Disclosure Schedule if it existed on the date of this Agreement;

(ii)                                sell, lease or otherwise dispose of any Acquired Assets which are material, individually or in the aggregate, to the Product, except for sales of raw materials, work-in-process, finished goods, supplies and other inventories in the ordinary course of business;

(iii)                            terminate, modify or amend in any material respect any Transferred Contract or Transferred Permit; or

(iv)                             agree, whether in writing or otherwise, to do any of the foregoing

SECTION 5.03.  Transferred Intellectual Property.  Parent shall make no filings with any Governmental Entity relating to the Transferred Intellectual Property, nor grant or attempt to grant any material options, licenses or agreements relating to the Transferred Intellectual Property.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent as follows:

SECTION 6.01.  Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite corporate power and authority to enter into this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby.  All corporate acts and other proceedings required to be taken by the Company to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken.  This Agreement has been duly executed and delivered by the Company and, assuming this Agreement has been duly authorized, executed and delivered by Parent, constitutes, and the Other Transaction Documents on the Closing Date will be duly executed by the Company, and upon the due authorization, execution and delivery by each other party to the Other Transaction Documents, will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its and their terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 6.02.  No Conflicts; Consents.

(a)                                 The execution and delivery of this Agreement by the Company does not, and the execution and delivery by the Company of each Other Transaction Document to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties, or assets of the Company under, any provision of: (i) its certificate of incorporation or bylaws, (ii) any Contract to which the Company is a party or by which any of its properties or assets are bound or (iii) any judgment, order, or decree, or, subject to the matters referred to in paragraph (b) below, Applicable Law, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on the ability of the Company to consummate the Transaction.

(b)                                 To the knowledge of the Company, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement, the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, other than: (i) those that may be required solely by reason of Parent’s (as opposed to any other third party’s) participation in the transactions contemplated hereby or by the Other Transaction Documents; and (ii) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make which, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on the ability of the Company to consummate the Transaction.

SECTION 6.03.  Actions and Proceedings.  There are no: (i) outstanding judgments, orders, injunctions or decrees of any Governmental Entity or arbitration tribunal against the Company; (ii) lawsuits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company; or (iii) investigations by any Governmental Entity which are pending or, to the knowledge of the Company, threatened against the Company, which, in the case of each of clauses (i), (ii) and (iii), have had or would be reasonably likely to have a material adverse effect on the ability of the Company to consummate the Transaction.

SECTION 6.04.  Valid Issuance.  The shares of Common Stock that are being issued to Parent hereunder, when sold, issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws.

SECTION 6.05.  Offering.  Assuming the accuracy of the representations and warranties of Parent contained in Article IV, the offer, sale and issuance of the shares of Common Stock being issued to Parent hereunder are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

SECTION 6.06.  No Knowledge of Misrepresentation or Omission.  The Company has no knowledge that any of the representations and warranties of Parent made in this Agreement or any

Other Transaction Document qualified as to materiality are not true and correct, or that those not so qualified are not true and correct in all material respects, and the Company has no knowledge of any material errors in, or material omissions from, any section of the Parent Disclosure Schedule.

ARTICLE VII
COVENANTS OF THE COMPANY

The Company covenants and agrees as follows:

SECTION 7.01.  No Additional Representations.  The Company acknowledges that it and its representatives have received or been afforded the opportunity to review prior to the date hereof all written materials which Parent was required to deliver or make available, as the case may be, to the Company pursuant to this Agreement on or prior to the date hereof.  The Company acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, Contracts and other properties and assets of Parent to the extent relating to the Product or the Acquired Assets that it and its representatives have desired or requested to see and/or review, and that it and its representatives have had a full opportunity to meet with the officers and employees of Parent to discuss the Product, the Acquired Assets and the Assumed Liabilities.  The Company acknowledges that neither Parent nor any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Acquired Assets or the Assumed Liabilities furnished or made available to the Company and its representatives, except as expressly set forth in this Agreement or the Parent Disclosure Schedule, and neither Parent nor any other person shall have or be subject to any liability to the Company or any other person resulting from the distribution to the Company, or the Company’s use of, any such information.

SECTION 7.02.  Advice to Parent.  The Company shall promptly advise Parent orally and in writing of any change or event occurring between the date of this Agreement and the Closing Date which the Company believes would be reasonably likely to have a material adverse effect on the ability of the Company to consummate the Transaction.

SECTION 7.03.  Acknowledgement of Assignment.  The execution and delivery of this Agreement by the Company constitutes an agreement by the Company to be bound by the terms and conditions of that certain Patent and Technology License Agreement, dated as of February 2, 2005, between University College Cardiff Consultants Limited and Contravir Research Incorporated (FV-100), as amended March 27, 2007, in accordance with Section 12.1 thereof.

ARTICLE VIII
MUTUAL COVENANTS

SECTION 8.01.  Consents.  The Company acknowledges that certain consents and waivers with respect to the Transaction may be required from parties to the Transferred Contracts and issuers of the Transferred Permits in order to transfer such Transferred Contracts or Transferred Permits to the Company and that such consents and waivers have not been obtained.  The Company agrees that, except for the provision of Section 1.05(b), Parent shall not have any liability or obligation whatsoever to the Company arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the Transaction or because of the termination of any Transferred Contract or Transferred Permit as a result thereof.  The Company further agrees that no representation, warranty, covenant or agreement of Parent contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of: (i) the failure to obtain any such consent or waiver; (ii) any such termination; or (iii) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent or waiver or any such termination.  Prior to the Closing, Parent shall cooperate with the Company, upon the request of the Company, in any reasonable manner in connection with the Company obtaining any such consents and waivers; provided, however, that such cooperation shall not include any requirement of Parent  to expend money, commence, defend or participate in any litigation, incur any obligation in favor of, or offer or grant any accommodation (financial or otherwise) to, any third party.

SECTION 8.02.  Cooperation.

(a)                                 The Company and Parent shall cooperate with each other, and shall cause their respective officers, employees, agents, auditors and representatives to cooperate with each other, for a period of sixty (60) days after the Closing to ensure the orderly transition of the Product and the Acquired Assets from Parent to the Company and to minimize any disruption to the respective businesses of Parent and the Company that might result from the Transaction.  After the Closing, upon reasonable written notice, the Company and Parent shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives reasonable access, during normal business hours, to such information and assistance relating to the Product and the Acquired Assets as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax returns, reports or forms or the defense of any Tax claim or assessment.  The obligation to cooperate pursuant to the preceding sentence insofar as it concerns Taxes shall terminate at the time the relevant applicable statute of limitations expires (giving effect to any extension thereof).  Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 8.02.  Neither party shall be required by this Section 8.02 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

(b)                                 From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the provisions of Sections 8.01 and 8.02), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

SECTION 8.03.  Publicity.  Parent and the Company agree that no public release or announcement concerning the Transaction shall be issued by either party or its Affiliates without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Applicable Law or the rules or regulations of any United States or foreign securities exchange to which such party is subject, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

SECTION 8.04.  Tax Covenants.

(a)                                 All Transfer Taxes and any filing or recording fees applicable to the Transaction shall be paid by the Company.  Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other party in providing any information and documentation that may be necessary to obtain such exemptions.

(b)                                 Parent shall be entitled to any refunds or credits of Taxes relating to any Excluded Tax Liability.  The Company shall be entitled to any refunds or credits of Taxes relating to the Acquired Assets, other than any such refunds or credits of Taxes relating to any Excluded Tax Liability.

(c)                                  Any value-added, goods and services, stamp duties, ad valorem and similar Taxes shall be allocated between portions of a tax period that includes (but does not end on) the Closing Date (a “Straddle Period”) in the following manner: (i) in the case of a Tax imposed in respect of property and that applies ratably to a Straddle Period, the amount of Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period; and (ii) in the case of sales, value added and similar transaction-based Taxes (other than Transfer Taxes), such Taxes shall be allocated to the portion of the Straddle Period in which the relevant transaction occurred.

SECTION 8.05.  Recordation of Transfer of Intellectual Property.  The Company shall be responsible, at its sole cost and expense, for all applicable recordations of the assignment of the Transferred Intellectual Property.

SECTION 8.06.  Retention of Certain Records.  Parent may retain all Records prepared in connection with the Transaction, and such Records shall be Excluded Records for all purposes hereunder.

ARTICLE IX
INDEMNIFICATION

SECTION 9.01.  Indemnification by Parent.  From and after the Closing, Parent shall indemnify the Company and its Affiliates and each of their respective officers, directors, employees, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (“Losses”) suffered or incurred by any such indemnified party to the extent arising from: (i) any breach of any representation or warranty of Parent contained in Sections 4.01, 4.02, 4.04 or 4.05 of this Agreement which survives the Closing; and (ii) any breach of any covenant of Parent contained in this Agreement requiring performance after the Closing Date.  Notwithstanding the forgoing: (a) Parent shall not have any liability under clauses (i) or (ii) of this Section 9.01 unless the aggregate of all Losses for which Parent would be liable, but for this clause (a), exceeds on a cumulative basis an amount equal to $50,000, and then only to the extent of any such excess; (b) Parent shall not have any liability under clause (i) of this Section 9.01 for any individual item (or series of related items) where the Losses relating thereto are less than $10,000 and such items shall not be aggregated for purposes of the foregoing clause (a) of this Section 9.01; (c) Parent shall not have any liability under clauses (i) or (ii) of this Section 9.01 for any breach of a representation or warranty if the Company had knowledge of such breach at the time of the Closing and such breach would have given rise to a failure to be satisfied of the condition to the Company’s obligations set forth in Section 3.01(a); (d) Parent’s liability under clauses (i) and (ii) of this Section 9.01 shall in no event exceed $50,000; and (e) Parent shall not have any liability under this Section 9.01 to the extent the liability or obligation arises as a result of (x) any action taken or omitted to be taken by the Company or any of its Affiliates or (y) any breach of a representation or warranty that is covered by a certificate delivered pursuant to Section 3.01(a) except to the extent Parent had knowledge that such representation or warranty was not true and correct in all material respects when made.

SECTION 9.02.  Indemnification by the Company.  From and after the Closing, the Company shall indemnify Parent and its Affiliates and each of their respective officers, directors, employees, agents and representatives against and hold them harmless from any Losses suffered or incurred by any such indemnified party to the extent arising from: (i) any breach of any representation or warranty of the Company which survives the Closing contained in this Agreement; (ii) any breach of any covenant of the Company contained in this Agreement requiring performance after the Closing

Date; (iii) any Assumed Liability; and (iv) any claim arising from the Company’s operations of the Business subsequent to Closing.

SECTION 9.03.  Limitations on Liability; Cooperation.

(a)                                 Notwithstanding any provision herein, neither Parent nor the Company shall in any event be liable to the other party or its Affiliates, officers, directors, employees, agents or representatives on account of any indemnity obligation set forth in Section 9.01 or Section 9.02 for any indirect, consequential, special, incidental or punitive damages (including lost profits, loss of use, damage to goodwill or loss of business).

(b)                                 The Company and Parent shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

(c)                                  The Company acknowledges and agrees that: (i) other than the representations and warranties of Parent specifically contained in this Agreement, there are no representations or warranties of Parent, or any other person either expressed or implied with respect to the Transaction, the Product, the Acquired Assets or the Assumed Liabilities; and (ii) it shall have no claim or right to indemnification pursuant to Section 9.01 with respect to any information, documents or materials (other than this Agreement and the Parent Disclosure Schedule) furnished by Parent or any of its officers, directors, employees, agents or advisors to the Company and its representatives.

(d)                                 The Company further acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, any Other Transaction Document, the Transaction, any document or certificate delivered in connection herewith, the Product, the Acquired Assets and the Assumed Liabilities or any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article IX.  In furtherance of the foregoing, the Company hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it or any of its Affiliates may have against Parent arising under or based upon this Agreement, any Other Transaction Document, the Transaction, any document or certificate delivered in connection herewith, the Product, the Acquired Assets and the Assumed Liabilities or any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article IX).

SECTION 9.04.  Losses Net of Insurance, etc.  The amount of any Losses for which indemnification is provided under this Article IX shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such Losses and shall be reduced to take account of any net Tax benefit (including as a result of any basis adjustment) actually realized by the indemnified party arising from the incurrence or payment of any such Loss.  In computing the amount of any such Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the incurrence or payment of any indemnified Losses.

SECTION 9.05.  Termination of Indemnification.

(a)                                 The obligations to indemnify and hold harmless a party hereto pursuant to: (i) Sections 9.0l(i) and 9.02(i) shall terminate when the applicable representation or warranty terminates pursuant to paragraph (b) below; and (ii) the other clauses of Sections 9.01 and 9.02 shall not terminate; provided, however, that as to clause (i) of this sentence such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

(b)                                 The representations and warranties in this Agreement shall survive the Closing solely for purposes of Sections 9.01 and 9.02 and shall terminate at the close of business on August 17, 2013.

SECTION 9.06.  Procedures Relating to Indemnification for Third Party Claims.

(a)                                 In order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within ten (10) business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice).  Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b)                                 If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party.  Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof.  If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.  The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).

(c)                                  If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld).

SECTION 9.07.  Procedures Related to Indemnification for Other Claims.  In the event any indemnified party should have a claim against any indemnifying party under Section 9.01 or 9.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party.  The failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 9.01 or 9.02, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure.  If the indemnifying party disputes its liability with respect to such claim, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

ARTICLE X
TERMINATION

SECTION 10.01.  Termination.  This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing by:

(a)                                 mutual written consent of Parent and the Company;

(b)                                 Parent, if any of the conditions set forth in Section 3.02 shall have become incapable of fulfillment, and shall not have been waived by Parent;

(c)                                  the Company, if any of the conditions set forth in Section 3.01 shall have become incapable of fulfillment, and shall not have been waived by the Company; or

(d)                                 either party hereto, if the Closing does not occur on or prior to June 30, 2013;

(e)                                  either party hereto, in the event of the institution against the other party of any proceeding under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar Applicable Law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing, or the institution by the other party of any proceeding under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar Applicable Law affecting the rights of creditors generally or the making by the other party of a composition or an assignment or trust mortgage for the benefit of creditors;

provided, however, that the party seeking termination pursuant to clause (b), (c) or (d) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

SECTION 10.02.  Return of Confidential Information.  If this Agreement is terminated as provided herein, the Company shall return to Parent all documents and other material received by the Company, its Affiliates and their respective representatives from Parent, its Affiliates or their respective representatives relating to the transactions contemplated hereby and by the Other Transaction Documents, whether so obtained before or after the execution hereof.

SECTION 10.03.  Consequences of Termination.  In the event of the termination of this Agreement by Parent or the Company pursuant to this Article X, written notice thereof shall forthwith be given to the other party and this Agreement shall be terminated, without further action by either party.  If this Agreement is terminated as described in this Article X, this Agreement shall become void and of no further force or effect, except for the provisions of: (i) Section 8.03 relating to publicity; (ii) this Article X; (iii) Section 11.03 relating to certain expenses; (iv) Section 11.04 relating to attorney fees and expenses; and  (v) Section 11.10 relating to finder’s fees and broker’s fees.

Nothing in this Article X shall be deemed to release either party from any liability for any intentional and material breach by such party of the terms and provisions of this Agreement prior to such termination or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

ARTICLE XI
MISCELLANEOUS

SECTION 11.01.  Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by the Company or Parent (including by operation of law in connection with a merger, consolidation or sale of substantially all the assets of the Company or Parent) without the prior written consent of the other party hereto; provided, however, the Company may assign its rights and obligations hereunder to any transferee of all or substantially all of the assets of the Company that relate to the Product pursuant to a merger, consolidation or otherwise, to the extent that the transferee assumes in writing all of the obligations of the Company that relate to the Product under this Agreement, in each case without the consent of Parent.  Any attempted assignment in violation of this Section 11.01 shall be void.

SECTION 11.02.  No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 11.03.  Expenses.  Whether or not the Transaction is consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such costs or expenses.

SECTION 11.04.  Attorney Fees.  A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement.  The payment of such expenses is in addition to any other relief to which such other party may be entitled.

SECTION 11.05.  Amendments.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  By an instrument in writing, the Company, on the one hand, or Parent, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

SECTION 11.06.  Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of overnight mail or overnight courier service), as follows:

(a)                                 if to Parent,

Synergy Pharmaceuticals Inc.
420 Lexington Avenue, Suite 2012

New York, New York 10170
Telephone:  (212) 297-0020
Facsimile:  (212) 297-0019

Attention:  Gary Jacob

with a copy to:

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Telephone:  (212) 930-9700

Facsimile:  (212) 930-9725

Attention:  Jeffrey J. Fessler, Esq.

(b)                                 if to the Company,

ContraVir Pharmaceuticals, Inc.
420 Lexington Avenue, Suite 2012
New York, New York 10170
Telephone:  (212) 297-0020
Facsimile:  (212) 297-0019
Attention: Bernard S. Denoyer

SECTION 11.07.  Interpretation; Exhibits, Schedules.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise: (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein); (ii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (iii) all references herein to Articles, Sections, Appendices, Exhibits or Schedules shall be construed to refer to Articles, Sections, Appendices, Exhibits and Schedules of this Agreement; and (iv) the headings contained in this Agreement, the Parent Disclosure Schedule, other Schedules or any Appendix or Exhibit are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any matter set forth in any provision, subprovision, section or subsection of the Parent Disclosure Schedule shall be deemed set forth for all purposes of the Parent Disclosure Schedule to the extent relevant and reasonably apparent.  The Parent Disclosure Schedule, all other Schedules and all Appendices and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in the Parent Disclosure Schedule, any other Schedule or any Appendix or Exhibit annexed hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement.  In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 11.08.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.  The exchange of copes of this Agreement or amendments thereto and of signature pages by facsimile or email transmission in portable digital format (or similar format) shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement or amendment for all purposes.  Signatures of the parties transmitted by facsimile or by email transmission in portable digital format (or similar format) shall be deemed to be their original signatures for all purposes.

SECTION 11.09.  Entire Agreement.  This Agreement, together with the Other Transaction Documents, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.  Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or therein.

SECTION 11.10.  Fees.  The Company hereby represents and warrants that no brokers or finders that have acted for the Company in connection with this Agreement or the Transaction or that may be entitled to any brokerage fee, finder’s fee or commission in respect thereof.

SECTION 11.11.  Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 11.12.  Consent to Jurisdiction.  Each of the Company and Parent irrevocably submits to the exclusive jurisdiction of: (i) the Supreme Court of the State of New York, New York County; and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, the Other Transaction Documents or any transaction contemplated hereby or thereby.  Each of the Company and Parent agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.  Each of the Company and Parent further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address(es) set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 11.12.  Each of the Company and Parent irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Other Transaction Documents or the transactions contemplated hereby or thereby in: (a) the Supreme Court of the State of New York, New York County; or (b) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 11.13.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT,

THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO: (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

SECTION 11.14.  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent and the Company have caused their duly authorized representatives to executed this Agreement as of the date first written above.

SYNERGY PHARMACEUTICALS, INC.

By:	/s/ Gary S. Jacob
	Name:	Gary S. Jacob
	Title:	President and Chief Executive Officer

CONTRAVIR PHARMACEUTICALS, INC.

By:	/s/ Bernard F. Denoyer
	Name:	Bernard F. Denoyer
	Title:	Chief Financial Officer

EXHIBIT A

CERTAIN DEFINITIONS

“Accounts Payable” means all accounts payable and liabilities, obligations and commitments, regardless of when asserted, billed or imposed, of Parent as of the end of the day immediately prior to the Closing Date.

“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Parent as of the end of the day immediately prior to the Closing Date, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered prior to the day immediately prior to the Closing Date and the full benefit of any security for such accounts or debts.

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; and for the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Assumption Agreement” means the assumption agreement to be executed by the Company to evidence its assumption of the Assumed Liabilities.

“Bill of Sale” means a bill of sale and assignment with respect to the Acquired Assets.

“BLA” means a Biologic License Application, as defined in the United States Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder.

“business day” means any day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in the City of New York.

“Dollars” or “$” means lawful money of the United States of America.

“Environmental Law” means any statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity relating to pollution, protection of the environment or human health or the preservation or restoration of natural resources.

“Environmental Liability” means any Liability, loss, demand, claim or cost, contingent or otherwise (including any Liability for judgments, orders, damages, costs of investigation, remediation or monitoring, medical monitoring, natural resources damages, fines, penalties, professional fees, or settlements), and relating to, arising under or resulting from: (i) any actual or alleged (a) compliance or noncompliance with any Environmental Law or Environmental Permit, (b) generation, use, storage, management, treatment, transportation or disposal of any Hazardous Material or (c) presence, release or threatened release of, or exposure to, any Hazardous Material; or (ii) any contract, agreement, or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any certificate, consent, permit, license, registration, approval or other authorization issued under or pursuant to Environmental Laws or otherwise relating to the use, emission or discharge of Hazardous Materials.

“GAAP” means generally accepted accounting principles in the United States.

“Hazardous Material” means any hazardous, toxic or deleterious chemical, material, substance or waste, including radioactive, explosive, medical or biohazardous materials or wastes, petroleum and its byproducts and distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, or urea formaldehyde foam insulation.

“IP Assignment Documents” means with respect to any Transferred Intellectual Property, intellectual property (patent, trademark, copyright and domain name assignments, as applicable) assignments of such Transferred Intellectual Property.

“MAA” means a Marketing Authorization Application filed with the applicable Governmental Entity in the European Union for authorization to market and sell a drug or medicine for human patients.

“Manufacturing Knowhow” means knowhow, technology, data, designs, process and methods relating to the manufacture and production of the Product.

“Material Adverse Effect” means any change, effect, event or occurrence or state of facts that individually or taken together with other changes, effects, events or occurrences or state of facts: (i) is, or would reasonably be expected to be, materially adverse to the Business, the Product and the Acquired Assets, taken as a whole; or (ii) would prevent or materially impede, interfere with, hinder or delay the consummation by Parent of the Transaction, other than, with respect to any change, effect, event or occurrence or state of facts having the results described in the foregoing clause (i), any change, effect, event or occurrence or state of facts relating to (A) economic, financial market or geographical conditions in general (including national or international conditions), (B) changes in Applicable Law or GAAP or other applicable accounting regulations or principles or interpretations thereof, (C) changes in conditions generally affecting the pharmaceutical or biotechnology industries, (D) the announcement of this Agreement and the Transaction and the performance of and compliance with the terms of this Agreement, (E) any acts or omissions of Parent taken after the date of this Agreement with the prior written consent of the Company pursuant to Section 5.02, (F) any changes in global or national political conditions, (G) any outbreak or escalation of hostilities, any occurrence or threat of acts commonly referred to as terrorist attacks or any armed hostilities associated therewith and any national or international calamity or emergency or any escalation thereof or (H) any of the matters described in Section 4.11 of the Parent Disclosure Schedule.

“NDA” means a new drug application for a drug filed in accordance with 21 C.F.R. Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning the applicable drug which are necessary for FDA approval to market such drug in the United States, and any equivalent application submitted to any other health authority.

“Other Transaction Documents” means: (i) the Bill of Sale; (ii) the Assumption Agreement; and (iii) the IP Assignment Documents.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Product Formulae” means the specific percentages and specifications for the mixing and preparation of the ingredients used in the manufacture of the Product, taken as a whole and not in part.  For the avoidance of doubt: (i) the Product Formulae does not include Manufacturing Knowhow associated with the manufacture of the Product to which such Product Formulae relates; and (ii) does not refer separately to a particular ingredient or specification or combination of ingredients and/or specifications that do not comprise the entire, specific Product Formulae.

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such person.

“United States” means the United States of America, including its territories and possessions (excluding all military bases and other military installations outside of the continental United States, Alaska, Hawaii and Washington, D.C.).

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